Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 11, 2009, relating to the financial statements of IPG Photonics Corporation and subsidiaries, and the effectiveness of IPG Photonics Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of IPG Photonics Corporation for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Boston, MA
November 9, 2009